Exhibit 10.1

PRUDENTIAL SUPPLEMENTAL

EMPLOYEE SAVINGS PLAN

The Prudential Supplemental Employee Savings Plan (the “2001 Plan”) was established by The Prudential Insurance Company of America (the “Company”), effective January 1, 2001 primarily for the purpose of providing unfunded benefits for certain eligible employees (and their beneficiaries) that are in excess of the limits on contributions to The Prudential Employee Savings Plan (“PESP”) imposed by Section 401(a)(17) and 415(c)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). The credited benefits relating to the portion of the 2001 Plan (including the Prior Programs, as hereinafter defined) that provided unfunded benefits in excess of the limits imposed by Section 415(c)(1)(A) of the Code are intended to be, and shall be administered as, an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The remainder of the Plan is intended to be, and shall be administered as, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA.

The 2001 Plan was an amendment and restatement of The Prudential Insurance Company of America Defined Contribution Excess Program, The Prudential Insurance Company of America Non-Qualified Deferred Compensation Plan, and The Prudential Insurance Company of America Supplemental Savings Program (also known as The Prudential Insurance Company of America Supplemental Executive Savings Plan), each as maintained by the Company prior to January 1, 2001 (collectively, the “Prior Programs”).

Effective December 18, 2001 the Company made an Initial Public Offering of common stock and demutualized under a Plan of Reorganization. The Company desired to confirm participation in this Plan by all members of the Controlled Group who are Employers, as defined by PESP and to eliminate future credits under the excess benefit plan portion of this Plan. Therefore, the 2001 Plan was amended, restated and readopted effective January 1, 2002 as the Prudential Supplemental Employee Savings Plan (the “Plan”) with the terms provided below, including the elimination of future benefits for PESP benefits in excess of the limits imposed by Section 415(c)(1)(A) of the Code.

Effective January 1, 2004, employees designated as Global Derivatives Financial Advisors are excluded from coverage by the Plan. Also effective as of January 1, 2004, matching contributions will only be credited for periods when the Participant is eligible for a Company Matching Contribution under The Prudential Employee Savings Plan.

Amounts credited, but not yet paid under the Prior Programs or under the 2001 Plan prior to the Effective Date shall be paid, administered, and continue to accrue interest pursuant to the terms of this Plan.

ARTICLE I.

DEFINITIONS

The following terms shall have the meanings hereinafter set forth. Other terms that are capitalized in this Plan and that are not defined below shall be defined in the same manner as they are defined in PESP.

1.1 “Account” means the recordkeeping account maintained for a Participant under the Plan to credit a Participant with the amounts that he or she may become entitled to under the terms of Article III of the Plan. For internal recordkeeping purposes only, the Company, in its discretion, may subdivide each Participant’s Account into various subaccounts.

1.2 “Board of Directors” means the Board of Directors of the Company.

1.3 “Code” means the Internal Revenue Code of 1986, as amended, together with its related rules and regulations, as presently enacted and as they may be amended from time to time. References to any Section of the Code shall include any successor provision.

1.4 “Code Compensation Limit” means the requirement, set forth under Code Section 401(a)(17), that the annual compensation of each employee taken into account under a qualified profit sharing or retirement plan and trust for any year cannot exceed $200,000 annually, adjusted for inflation ($205,000 in 2004).

1.5 “Committee” means the Administrative Committee described in PESP, unless otherwise exercised or designated under the provisions of Section 6.1(b) of the Plan.

1.6 “Company” means The Prudential Insurance Company of America.

1.7 “Compensation” means “Earnings” as defined in PESP, except that Compensation shall be computed without regard to the limits imposed by the Code Compensation Limit.

1.8 “Controlled Group” means the Company and (i) each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, (ii) each trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code, (iii) each organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, and (iv) each other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as part of the Controlled Group only for the period while it is a member of the controlled group or considered to be in a common control group.

1.9 “Earnings” shall have the meaning set forth in PESP.

1.10 “Effective Date” means January 1, 2002.

1.11 “Eligible Employee” means an Employee who meets the eligibility requirements of Section 2.1 of the Plan.

1.12 “Employee” means an individual employed by any Employer (including, for these purposes, any individual who is not a common law employee of such Employer) who is also a participant, as of any relevant date, in PESP.

1.13 “Employer” means the Company or any other member of the Controlled Group that is an Employer as determined under PESP.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with its related rules and regulations, as presently enacted and as they may be amended from time to time. References to any section of ERISA shall include any successor provision.

1.15 “401(a)(17) Deferral” means the amount credited to a Participant’s Account under the Plan pursuant to Section 3.4 herein, including amounts credited under the Prior Program called The Prudential Insurance Company of America Non-Qualified Deferred Compensation Plan and interest credited thereon.

1.16 “401(a)(17) Matching Contribution” means the amount credited to a Participant’s Account under the Plan pursuant to Section 3.5 herein, including contributions credited under the Prior Program called The Prudential Insurance Company of America Supplemental Savings Program and interest credited thereon.

1.17 “Participant” means an Eligible Employee described in Article II who is receiving credits to his or her Account under the Plan pursuant to Article III. A Participant also includes an Eligible Employee who has previously received credits under the Plan, the 2001 Plan or one of the Prior Programs, but in each case has not received full payment of his or her Account under the Plan, the 2001 Plan or such Prior Programs.

1.18 “PESP” means The Prudential Employee Savings Plan, as most recently amended and restated effective as of January 1, 2002, as the same may be in effect from time to time, including any successor plan.

1.19 “Plan” means this Prudential Supplemental Employee Savings Plan, as amended from time to time. “2001 Plan” means the Prudential Supplemental Employee Savings Plan as in effect from January 1, 2001 through close of business December 31, 2001.

1.20 “Prior Programs” means The Prudential Insurance Company of America Defined Contribution Excess Program, The Prudential Insurance Company of America Non-Qualified Deferred Compensation Plan, and The Prudential Insurance Company of America Supplemental Savings Program (also known as The Prudential Insurance Company of America Supplemental Executive Savings Plan) as in effect from time to time prior to January 1, 2001.

1.21 “Termination of Employment” means an individual’s voluntary or involuntary termination of employment with the Controlled Group for any reason, including death. An individual who is receiving short-term disability benefits under the Prudential Welfare Benefits Plan shall be deemed to have incurred a Termination of Employment on the date such benefits are exhausted, unless such individual has returned to work within the Controlled Group or continues on a paid or unpaid leave of absence as an accommodation for the individual’s disability.

1.22 “VP Human Resources” means the individual who is the most senior Vice President of the Company with overall responsibility for corporate human resources, or the successor to his or her duties relating to human resources. (As of the Effective date, this individual was the Executive Vice President of Human Resources. As of June 21, 2002, this individual is the Senior Vice President, Corporate Human Resources.)

ARTICLE II.

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

Each Employee whose

(i) Compensation for purposes of determining the amount of Before-Tax or Company Matching Contributions that may be allocated on his or her behalf to PESP is limited by reason of the Code Compensation Limit; and

(ii) As of the time that the Code Compensation Limit is reached for a particular Plan Year, is either (A) deferring Earnings under PESP or (B) has been precluded from continuing to defer Earnings in such Plan Year under PESP due to the operation of the limitation on contributions of elective deferrals under Section 402(g) of the Code and/or the Code nondiscrimination test on contributions of elective deferrals under Code Section 401(k)(3); and

(iii) Who is not classified by the Employer as a Global Derivatives Financial Advisor (or an equivalent successor classification);

shall be deemed to be an “Eligible Employee” for purposes of participating in the Plan on or after the Effective Date.

2.2 Election to Participate in the Plan.

(a) General. Each Eligible Employee (and each individual participating in PESP or this Plan who could become an Eligible Employee during the following Plan Year because of increases in Compensation) may elect to participate in the Plan during the following Plan Year, but only if such election is made in writing and received by the Committee, or its designee, prior to the beginning of the following Plan Year.

(b) “Late” Elections. Notwithstanding the provisions of Section 2.2(a) above, each individual who (i) becomes eligible to participate in PESP or otherwise becomes an Eligible Employee for the first time on or after the beginning of a Plan Year, or (ii) who again becomes an Eligible Employee after a period of ineligibility for any reason (but not within the same Plan Year), may elect to participate in the Plan during the remainder of such Plan Year, but only if such election is made in writing and received by the Committee, or its designee, no later than 30 days after the date he or she first becomes an Eligible Employee.

(c) Election is Irrevocable. An election made under this Section 2.2 may not be revoked by the Participant once a Plan Year has commenced (or if the election is made under Section 2.2(b), once the election form is received by the Committee or its designee within such 30 day period) and shall remain in force until the last day of any Plan Year to which it applies (or, if earlier, the Participant’s Termination of Employment in such Plan Year).

(d) Elections Required; Form of Election. Each Eligible Employee must file an affirmative election to participate for the initial Plan Year of participation and for any subsequent Plan Year as determined by the Committee. Except as otherwise provided by the Committee, an election for a Plan Year that is not changed will become the election for the succeeding Plan Years. Each election or change in election must be at a time, under terms, and in a form or manner satisfactory to the Committee or its designee.

2.3 Date Participation Commences.

(a) Each Eligible Employee who has elected to participate in the Plan by completing the form specified in Section 2.2(d) shall become a Participant and commence participation under Article III of the Plan during each Plan Year as of the payroll period when the Eligible Employee’s Compensation first exceeds the limit imposed by the Code Compensation Limit.

(b) Any Participant (including Participants in the Prior Programs or the 2001 Plan) who was an Eligible Employee and became a Participant, but who for a subsequent Plan Year would not qualify as an Eligible Employee, will continue as a Participant with an Account. However, such Participant will not be eligible for any contribution credits under Article III until the Participant again becomes an Eligible Employee for a year and meets the terms of Sections 2.2 and 2.3.

ARTICLE III.

CONTRIBUTION CREDITS

3.1 401(a)(17) Deferral. Each Participant’s Compensation for a Plan Year shall be reduced on a pre-tax basis by the amount of a 401(a)(17) Deferral credited to such Participant under the Plan for the Plan Year.

The amount of 401(a)(17) Deferral that may be credited to a Participant’s Account under the Plan for any Plan Year will be equal to a percentage of the Participant’s Earnings selected at the direction of the Participant (at a time and in a form or manner satisfactory to the Committee or its designee), but not more than the maximum percentage of Earnings that results in a Company Matching Contribution under section 4.04(a) of PESP (4% as of the Effective Date). However, notwithstanding the selected percentage, the 401(a)(17) Deferral credit shall not be more than the additional amount that would have been allocated to PESP on the Participant’s behalf as Before-Tax Contributions but for the application of the Code Compensation Limit for such Plan Year.

3.2 401(a)(17) Matching Contribution.

(a) The amount of 401(a)(17) Matching Contribution that shall be credited to a Participant’s Account for any Plan Year shall equal the amount of 401(a)(17) Deferral, if any, credited to his or her Account for the same Plan Year herein; provided, however, that if a Participant’s Earnings are not reduced by a 401(a)(17) Deferral during the last month of the Plan Year due to the Employer’s failure to timely commence payroll deductions, such Participant shall still be credited with 401(a)(17) Matching Contribution in the amount that would have been credited if such 401(a)(17) Deferral had been timely deducted from the Participant’s paycheck.

(b) Notwithstanding anything in this Plan to the contrary, a 401(a)(17) Matching Contribution shall be credited to a Participant’s Account only for any Plan Year or portion of a Plan Year for which the Participant is eligible to receive a Company Matching Contribution under PESP.

3.3 Vesting. A Participant shall be fully vested in all amounts credited to his or her Account under the Plan (including, but not limited to, amounts credited to his or her Account under the terms of the 2001 Plan and the Prior Programs).

3.4 No Impact on Other Benefits. Amounts credited to a Participant’s Account under this Article III shall not be included in a Participant’s Compensation for purposes of calculating benefits under any other program, plan or arrangement sponsored by an Employer, unless such program, plan or arrangement expressly provides that such amount credited to a Participant under this Plan shall be included.

3.5 Qualified Military Service.

(a) If an Eligible Employee whose employment rights are protected by the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA) is reemployed by an Affiliate, such Employee may elect to make 401(a)(17) Deferrals as permitted under the Plan for the period during which the Employee was in “qualified military service” (as defined under USERRA). The Employee shall designate the Plan Year(s) to which 401(a)(17) Deferrals relate. Such 401(a)(17) Deferrals may be made during the period beginning on the date of the reemployment of such Employee, and must be made by the end of the period that is the lesser of (1) the product of 3 and the period of qualified military service, or (2) 5 years following the date of such reemployment.

(b) In the event an Employee makes 401(a)(17) Deferrals in accordance with subsection (a) above, any corresponding 401(a)(17) Matching Contributions shall be made based on the rate of matching contributions in effect for the Plan Year to which the 401(a)(17) Deferrals relate, as determined by the Employee’s election under subsection (a) above.

(c) In the event any contributions are made pursuant to subsections (a) and (b) above, the Employee shall not be entitled to retroactive earnings on such contributions.

(d) An Eligible Employee whose employment rights are protected by USERRA and who returns to employment with an Affiliate following a period of qualified military service shall, for purposes of this Section 3.5, be treated as receiving Earnings equal to the Earnings the Eligible Employee would have received during such period if the Eligible Employee were not in qualified military service, determined based on the rate of pay the Eligible Employee would have received but for the absence; provided, however, if the amount of Earnings the Eligible Employee would have received during such period is not reasonably certain, Earnings for this purpose shall equal the Eligible Employee’s average Earnings during the 12 months immediately preceding the qualified military service (or, if shorter, the period of employment immediately preceding the qualified military service).

ARTICLE IV.

VALUATION AND INTEREST ON CONTRIBUTION CREDITS

4.1 Crediting of Contribution Credits. Contribution credits under Article III shall be credited to a Participant’s Account as soon as practicable after the end of each payroll period, and as of the same time such amount would have been contributed to the Participant’s respective PESP Accounts.

4.2 Interest Credits. Amounts credited to a Participant’s Account shall begin to accrue an interest credit on the date such amounts are credited under the Plan and continue to accrue an interest credit until the date such amounts are distributed to the Participant. Interest credits shall be computed at a rate equal to the interest rate credited to the Prudential Fixed Rate Fund under PESP (or its successor stable value fund). The Company reserves the right to change the interest crediting rate for future periods at any time by amendment to the Plan.

4.3 Valuation. A Participant’s Account under the Plan shall be valued (including the addition of interest credits under Section 4.2 herein) daily.

ARTICLE V.

PAYMENT OF PLAN BENEFITS

5.1 General Provision. Except as provided in Section 5.2 herein, a Participant’s Account shall be paid to such Participant in a lump sum within sixty (60) days following his or her Termination of Employment, or as soon as practicable thereafter; provided that, upon the death of a Participant, such Account shall, to the extent remaining unpaid, be paid to such Participant’s Beneficiary as designated or otherwise determined under PESP in a lump sum within sixty (60) days following the Participant’s death, or as soon as practicable thereafter.

5.2 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is, in the opinion of the Committee, at any time physically or mentally incapable of personally receiving and giving a valid receipt for any payment under the Plan, the Committee may, unless and until a claim shall have been made by a duly qualified guardian, conservator, or committee of such person, direct payment thereof to any person or institution then, in the opinion of the Committee, contributing toward or providing for the care or maintenance of such person, and such payment shall completely discharge all liability with respect to the amount so paid.

ARTICLE VI.

ADMINISTRATION OF THE PLAN

6.1 Administration of the Plan.

(a) The Plan shall be administered by the Committee. The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their Beneficiaries who are entitled to receive a benefit under the Plan and the amounts thereof.

(b) The VP Human Resources may, in his or her sole discretion, (i) exercise the authority of the Committee and act as the Committee in administering the Plan, or (ii) designate either the Vice President, Compensation (or the successor to the human resource duties thereof), or the Vice President, Benefits of the Company (or the successor to the human resource duties thereof) to exercise the authority of the Committee and act as the Committee in administering the Plan on his or her behalf. Unless specifically stated to the contrary, any reference to the Committee is to be taken as a reference to the persons specified in this subsection who are exercising the authority of the Committee.

6.2 General Powers of Administration.

(a) The Committee (including a person exercising the authority of the Committee under Section 6.1) or a delegate named by the Committee shall have full discretionary authority to determine all questions and matters that may arise in the administration of the Plan or in carrying out its responsibilities or exercising any authority under the Plan, including without limitation the resolution of questions of fact and interpretation or application of the Plan provisions. Benefits under this Plan shall be paid only if the Committee or its delegate (such as a named Appeals Committee) decides in its sole discretion that the applicant is entitled to them. In all such cases, each decision of the Committee or its delegate shall be final and binding upon all parties. Any Appeals Committee designated by the PESP Administrative Committee shall be responsible for the claims and appeals procedures under this Plan, subject to the supervision of the Committee, unless otherwise determined by the Committee.

(b) Provisions set forth in or pursuant to PESP with respect to the claims and appeals procedures, the effects of exhaustion of or failure to exhaust appeals, and indemnification of individuals acting for the Plan shall also be applicable with respect to the Plan, except as otherwise determined by the Committee.

6.3 Beneficiary Designation. Any designation by a Participant of a Beneficiary under PESP, or determination of a Beneficiary under PESP, shall also apply for purposes of this Plan. Any provisions of PESP governing the manner of designating or recognizing a Beneficiary or limiting the amount of a benefit payable to such person shall also apply for purposes of this plan.

ARTICLE VII.

AMENDMENT AND TERMINATION

7.1 Amendment and Termination.

(a) The Company reserves the right to amend or terminate the Plan in any respect and at any time, and may do so pursuant to a written resolution of the Board of Directors or the Compensation Committee of the Board of Directors; provided, however, that no amendment or termination of the Plan shall directly or indirectly reduce the amount credited to any Participant’s Account under the Plan as of the adoption of such amendment or termination of the Plan (or, if later, the effective date of such amendment or termination of the Plan). Notwithstanding the foregoing, the following will not be deemed a direct or indirect reduction of amounts credited to any Participant’s Account for these purposes:

(1) Acceleration of payment of Plan benefits in compliance with Section 7.2.

(2) A reduction of an Account under this Plan if a comparable account or benefit increase occurs in another plan or program as the result of or concurrent with an amendment or termination of the Plan.

(b) The VP Human Resources may adopt minor amendments to the Plan without approval by the Compensation Committee of the Board of Directors that are (i) minor changes necessary or advisable for purposes of compliance with ERISA or other applicable laws and regulation, (ii) ministerial changes that are necessary or appropriate to reduce complexity or minimize administrative expenses, (iii) changes that do not increase or decrease the estimated benefit costs of the Plan by more than the greater of $500,000 per year and $5,000,000 in terms of present value subject to a limit of $25,000,000 (net) in terms of present value in any 12-month period, or (iv) changes to the eligibility provisions and the definition of eligible earnings under the Plan.

(c) The determination of estimated benefit costs for the changes described in subsection (b) above shall be based on advice provided by the group underwriter, actuary, or contract administration personnel, as appropriate, based on current costs and shall not include administrative fees, incurred charge backs, professional fees, or other similar types of ministerial costs.

(d) The VP Human Resources, or if so provided pursuant to the VP Human Resources’ written delegation, the Vice President, Compensation (or successor to the human resource duties thereof) and/or Vice President,of Benefits (or successor to the human resource duties thereof) of Prudential, is authorized and directed to: (i) determine whether any amendments to the Plan are necessary or appropriate in relation to any business acquisition or divestiture by an Affiliate (“Transaction”); (ii) determine whether the Plan should receive assets, if any, and accept benefit liabilities pursuant to a termination, spin-off or merger of a plan that is intended to be similar in purpose to the Plan, and that is maintained by a member of the Controlled Group as a result of a Transaction; and (iii) take any and all actions necessary or appropriate in connection with any such determination, including, but not limited to, approving any such amendments and executing any such amendments on behalf of the Company or another Employer.

(e) Except as otherwise specifically provided in the foregoing provisions of this section, all amendments to the Plan, once authorized, may be executed by the VP Human Resources, or his or her delegate.

7.2 Effect of Termination. Upon termination of the Plan, distribution of each Participant’s Account under the Plan shall be made to the Participant (or his or her Beneficiary) in the manner and at the time described in Article V of the Plan unless the resolution of the Compensation Committee of the Board of Directors specifies another time and manner of distribution. No additional contributions shall be credited under the Plan, but interest shall continue to be credited hereunder until the full amount has been distributed to the Participant (or his or her Beneficiary).

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Participant’s Rights Unsecured and Unfunded. This Plan is an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly-compensated employees within the meaning of Sections 201, 301 and 401 of ERISA (and, to the degree applicable to benefits credited under Prior Programs or the 2001 Plan, is an “excess benefit plan” as defined under ERISA Section 3(36) with respect to certain Participants electing to participate in the Plan prior to the Effective Date), and therefore, is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, no assets of any Employer shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. Amounts referenced in Participant Account statements are only recordkeeping devices reflecting such liability for accrued benefits. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Employers. No Employer is required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by an Employer prior to the distribution of Account balances under the terms of the Plan remain the property of the Employer.

Notwithstanding the foregoing, nothing in this Section 8.1 shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other accumulation vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to satisfy the requirements of ERISA Section 3(36) (to the degree applicable) or to primarily provide deferred compensation benefits for a select group of management or highly-compensated employees for purposes within the meaning of Title I of ERISA without an express Plan amendment to that effect.

All payments under the Plan shall be made from the general funds of the Employer except to the extent they are paid or, at the Committee’s direction, are payable from any trust or other accumulation vehicle established for that purpose.

8.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by an Employer or any other person or entity that the assets of the Company and other Employers will be sufficient to pay any benefit hereunder.

8.3 No Enlargement of Employee Rights. Participation in the Plan shall not be construed to constitute an express or implied contract between any person and any Employer (except for the benefits described under the terms of this Plan), and nothing contained herein shall give to any such person the right to be retained in the employ of an Employer or to interfere with the management of an Employer’s business or, except as otherwise provided by law, to interfere with the right of an Employer to discharge any employee at any time, nor shall it give an Employer the right to require any employee to remain in its employ, nor shall it interfere with the right of any employee to terminate his or her employment at any time.

8.4 Non-Alienation and Unpaid Benefit Provisions.

(a) No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance (including a Qualified Domestic Relations Order or QDRO) and claims in bankruptcy proceedings.

(b) If any person entitled to a benefit payment under the Plan cannot be located despite reasonable efforts by the Committee, the interest of such individual under the Plan shall be extinguished. However, such interest, without adjustment for interest, gains or losses, shall be paid to such individual if a claim is later made by such individual for his or her benefits and determined by the Committee to be valid.

8.5 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey (other than conflict of laws provisions), except to the extent that such laws are preempted by ERISA.

8.6 Taxes. To the extent required by law, amounts accrued under the Plan shall be subject to Federal social security and unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). The Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by Federal, state or local, or foreign law. To the extent amounts currently payable from the Plan are insufficient to satisfy required withholding, the Participant agrees to the deduction of such amounts from wages or other amounts due to the Participant from the Company or another Employer, or to pay the necessary amount to the Company on demand.

8.7 Mistaken Payments. If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or Beneficiary shall be the Plan benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or, at the Company’s discretion, withheld (or ordered withheld from any trust or other accumulation vehicle) from any further amounts otherwise payable under the Plan. Any shortfall will be paid as a lump sum as soon as is practicable following the correction of the error.

8.8 Data. Each Participant or Beneficiary shall furnish the Committee with all information necessary for the administration of the Plan (including, but not limited to, dates of birth and death and proofs of continued existence), and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee in form satisfactory to it.

8.9 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

IN WITNESS WHEREOF, the undersigned on behalf of the Company hereby amends, restates, and readopts the Prudential Supplemental Employee Savings Plan, effective as of the Effective Date.

Date: March 31, 2004	/s/ SHARON TAYLOR
Sharon Taylor, Senior Vice President, Corporate Human Resources